Exhibit 99.1

Contacts

Zhone Investor Relations:	Zhone Public Relations:
Tel: +1 510.777.7013	Tel: +1 702.644.2465
Fax: +1 510.777.7001	E: sara.zavala@edelman.com
E: investor-relations@zhone.com

Zhone Technologies Announces Sale and Leaseback of its Oakland Campus Increasing Net Cash and

Reducing Occupancy Costs

Oakland, CA — September 22, 2010 — Zhone Technologies, Inc. (NASDAQ: ZHNE), a global leader in network access solutions for fiber, copper and wireless broadband infrastructures, announced today that it entered into an agreement to sell its Oakland Ca., campus, consisting of land and three buildings, to LBA Realty, LLC for approximately $18.8 million in cash. A portion of the proceeds will be used to pay off the existing debt on the campus. The sale is subject to customary closing conditions and is currently expected to close by September 30, 2010. At the same time, the Company entered into a lease agreement to rent one of the buildings from LBA Realty for a five-year term.

“The sale and leaseback of our Oakland campus allows us to monetize the value of current excess space and reduce occupancy costs going forward,” stated Kirk Misaka, Zhone’s chief financial officer. “As a result of the transaction, we expect our cash net of debt obligations to improve by approximately $18.0 million and our total cost of occupancy to decrease by over $1.5 million per year.”

About Zhone Technologies

Zhone Technologies, Inc. (NASDAQ: ZHNE) is a global leader in all IP multi-service access solutions, serving more than 750 of the world’s most innovative network operators. The IP Zhone is the only solution that enables service providers to build the network of the future…today, supporting end-to-end Voice, Data, Entertainment Social Media, Business, Mobile Backhaul and Mobility service. Zhone is committed to building the fastest and highest quality All IP Multi-Service solution for its customers. Zhone is headquartered in California and its products are manufactured in the USA in a facility that is emission, waste-water and CFC free.

Zhone, the Zhone logo, and all Zhone product names are trademarks of Zhone Technologies, Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or products names are all subject to change without notice.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. In addition, forward-looking statements include, among others, statements that refer to the expected closing and financial impact of the sale-leaseback transaction. Readers are cautioned that actual results could differ materially from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, the possibility that the sale-leaseback transaction may not close on the terms described herein, or at all, or may not result in the cash improvements or cost reductions that we anticipate; commercial acceptance of our products; intense competition in the communications equipment market; our ability to execute on our strategy and operating plans; and economic conditions specific to the communications, networking, internet and related industries. In addition, please refer to the risk factors contained in the Company’s SEC filings available at www.sec.gov, including without limitation, the Company’s annual report on Form 10-K for the year ended December 31, 2009 and quarterly reports on Form 10-Q for the quarters ended June 30, 2010 and March 31, 2010. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements for any reason.

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